SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material under Rule 14a-12

Glenayre Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on May 20, 2003
THE 2003 ANNUAL MEETING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
EXECUTIVE OFFICERS OF THE REGISTRANT
ELECTION OF DIRECTORS
COMPENSATION
PERFORMANCE GRAPH
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN
AMENDMENTS TO 1996 INCENTIVE STOCK PLAN
PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF THE COMPANY’S COMMON STOCK
INDEPENDENT PUBLIC ACCOUNTANTS
PROPOSALS OF STOCKHOLDERS
OTHER MATTERS
AUDIT COMMITTEE CHARTER
PROXY SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.

GLENAYRE TECHNOLOGIES, INC.

11360 Lakefield Drive
Duluth, Georgia 30097

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 20, 2003

The 2003 Annual Meeting of the Stockholders of Glenayre Technologies, Inc., a Delaware corporation (the “Company”), will be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 20, 2003 at 11:00 a.m., local time, for the following purposes:

1. To elect three Class I Directors.

2. To consider and vote upon a proposal to approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized thereunder from 2,006,250 to 2,756,250.

3. To consider and vote upon a proposal to approve an amendment to the Company’s 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 7,650,000 to 9,650,000.

4. To consider and vote upon a proposal to approve an amendment to the Company’s 1996 Incentive Stock Plan that would provide for formula grants of restricted stock units to non-officer directors on an annual basis.

5. To consider and vote upon a proposal to authorize the Board of Directors in its discretion to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s outstanding Common Stock at a ratio of one-for-three or one-for-five.

6. To ratify the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company.

7. To transact any other business that may properly come before the 2003 Annual Meeting and any adjournment(s) thereof.

     The close of business on March 21, 2003 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the 2003 Annual Meeting and any adjournment(s) thereof. A Proxy Statement, a form of proxy and a Summary Annual Report to the stockholders of the Company, which includes the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2002, are enclosed with this Notice.

     A list of stockholders entitled to vote at the 2003 Annual Meeting will be open to the examination of any stockholder for any purpose relevant to the 2003 Annual Meeting, during ordinary business hours, for a period of 10 days prior to the 2003 Annual Meeting at the principal office of the Company at 11360 Lakefield Drive, Duluth, Georgia 30097.

     Stockholders are cordially invited to attend this meeting. Each stockholder, whether or not he or she expects to be present in person at the 2003 Annual Meeting, is requested to SIGN, DATE and RETURN THE ENCLOSED PROXY in the accompanying envelope as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Eric L. Doggett
President and Chief Executive Officer

April 15, 2003

GLENAYRE TECHNOLOGIES, INC.

PROXY STATEMENT

THE 2003 ANNUAL MEETING

       This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Glenayre Technologies, Inc. (the “Company” or “Glenayre”) of proxies for use at the 2003 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 20, 2003 at 11:00 a.m., local time, and at any adjournment(s) thereof.

Voting and Record Date

      As of March 21, 2003, the record date for the determination of stockholders of the Company entitled to notice of and to vote at the 2003 Annual Meeting, the Company had 65,577,321 shares of common stock, $.02 par value (“Common Stock”), outstanding and entitled to vote. Each holder of Common Stock at the close of business on March 21, 2003 will be entitled to one vote for each share so held of record. All votes at the 2003 Annual Meeting specified in this Proxy Statement will be by written ballot.

      In the election of directors, the three nominees receiving the most affirmative votes of the shares of Common Stock present or represented and entitled to vote at the meeting will be elected as directors. The proposal to authorize the Board of Directors to effect a reverse stock split will be approved if a majority of the outstanding shares of Common Stock are voted in favor of the proposal. Each item other than the election of directors and the reverse stock split proposal will be approved if a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the meeting vote in favor of such item.

      One-third of the total outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker non-votes on any proposal, other than the election of directors, will have the same effect as a negative vote on the proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item. Under rules followed by the National Association of Securities Dealers, Inc., brokers that are members of the New York Stock Exchange or any other national securities exchange are entitled to exercise discretionary voting power pursuant to the rules of the applicable exchange.

Solicitation of Proxies

      Any stockholder giving a proxy for the 2003 Annual Meeting may revoke it at any time prior to the voting thereof by giving written notice to the Chairman or the Secretary of the Company by filing a later-dated proxy with either of them prior to the commencement of the 2003 Annual Meeting or by voting in person at the 2003 Annual Meeting. Proxies and notices of revocation should be mailed or delivered to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038 for receipt by American Stock Transfer & Trust Company no later than two business days prior to the 2003 Annual Meeting, or should be deposited with the Chairman or the Secretary of the Company immediately prior to the commencement of the 2003 Annual Meeting.

      All shares of Common Stock represented by proxies will be voted at the 2003 Annual Meeting, and at any adjournment(s) thereof, as specified therein by the persons giving the proxies. If no direction is given, the proxy will be voted:

•	to elect the nominees listed under “ELECTION OF DIRECTORS,”

•	to approve an amendment to the Company’s Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized thereunder from 2,006,250 to 2,756,250,

•	to approve an amendment to the Company’s 1996 Incentive Stock Plan to increase the number of shares of Common Stock authorized from 7,650,000 to 9,650,000,

•	to approve an amendment to the Company’s 1996 Incentive Stock Plan that would provide for formula grants of restricted stock units to non-officer directors on an annual basis,

•	to approve the proposal to authorize the Board of Directors to effect a reverse stock split,

•	to ratify the selection of Ernst & Young LLP as independent auditors, and

•	in the discretion of the holders of the proxies, on all other matters properly brought before the 2003 Annual Meeting and any adjournment(s) thereof.

      This Proxy Statement, the Notice of the 2003 Annual Meeting (the “Notice”) and the form of proxy were first mailed to stockholders on or about April 15, 2003. The Company’s principal executive offices are located at 11360 Lakefield Drive, Duluth, Georgia 30097, telephone (770) 283-1000.

      Solicitation of proxies is being made primarily by mail; however, there may also be further solicitation in person and by telephone at nominal cost by directors, officers, employees and agents of the Company, who will receive no additional compensation therefor. The Company will bear all costs of soliciting proxies including charges made by brokers and other persons holding stock in their names or in the names of nominees for reasonable expenses incurred in sending proxy material to beneficial owners and obtaining their proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      Listed in the following table are the beneficial owners known to the Company as of March 15, 2003, of more than 5% of the Company’s outstanding Common Stock. In addition, this table includes the outstanding voting securities beneficially owned by each director and each of the executive officers listed in the Summary Compensation Table, and the number of shares owned by directors and executive officers as a group. Percent Outstanding includes shares currently owned and shares subject to stock options exercisable within 60 days of March 15, 2003.

	Amount and Nature of Beneficial Ownership

	Currently	Acquirable	Percent
Name of Beneficial Owner	Owned(1)	Within 60 Days	Outstanding

Clarke H. Bailey	63,942	1,021,875	1.6%
Eric L. Doggett	225,411	650,000	1.3%
Ramon D. Ardizzone	773	80,000	*
Donald S. Bates	1,096 (2)	60,000	*
Matthew J. Desch(3)	—	30,000	*
Peter W. Gilson	—	60,000	*
John J. Hurley	168,098	67,500	*
Stephen P. Kelbley	—	45,000	*
Horace H. Sibley	15,000	60,000	*
Howard W. Speaks, Jr.	5,000	20,000	*
William W. Edwards, Jr.	2,467	128,667	*
Debra L. Ziola	36,608	93,500	*
Rolf A. Madson	7,100	48,334	*
All directors and executive officers as a group (13 persons)	525,495	2,364,876	4.3%
State of Wisconsin Investment Board(4)	12,657,000	—	19.3%
Dimensional Fund Advisors Inc.(5)	3,790,780	—	5.8%

*	Less than 1%.

(1)	In each case the beneficial owner has sole voting and investment power except as otherwise noted.

(2)	Includes 539 shares held by Mr. Bates’ spouse.

(3)	Mr. Desch resigned from the Board of Directors in March 2003.

(4)	The address of State of Wisconsin Investment Board (“SWIB”) is P.O. Box 7842, Madison, Wisconsin 53707. This information is provided as of December 31, 2002 and is based on a Schedule 13G filed by SWIB.

(5)	The address of Dimensional Fund Advisors, Inc. (“DFA”) is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is provided as of December 31, 2002 and is based on a Schedule 13G filed by DFA. Such shares are owned by certain investment companies, commingled group trusts and accounts with respect to which DFA acts as an investment advisor or manager. DFA disclaims beneficial ownership of all such shares.

EXECUTIVE OFFICERS OF THE REGISTRANT

      Following are the persons who were the executive officers of Glenayre as of March 31, 2003, their ages, their current titles and their positions held during the last five years:

      Clarke H. Bailey; age 48; Director of the Company since December 1990; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; and Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002.

      Ramon D. Ardizzone; age 65; Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.

      Eric L. Doggett; age 43; Director, President and Chief Executive Officer of the Company since June 1999; Consultant and venture partner with Rein Capital, LLC., a management consulting company from January 1999 to June 1999; Senior Vice President, General Manager, Communications Products Group of Tandem Computers, a Compaq Company from 1996 to 1998; and various senior management positions including Vice President — Technology, Vice President — Marketing, Vice President and General Manager — International and Vice President and General Manager — DMS-10 Division with Nortel Networks’ Public Carriers line of business, from 1984 to 1996.

      Debra L. Ziola; age 48; Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Secretary of the Company since June 2001; various finance and operations management positions with the Company since 1996; Controller with Glenayre Manufacturing Ltd. from 1994 to 1996; Corporate Controller for Mr. Jax Fashions Inc. from 1989 to 1994; various audit positions with Deloitte & Touche from 1984 to 1989.

      William W. Edwards, Jr.; age 53; Senior Vice President Sales, Marketing and Customer Service since March 2002; Senior Vice President, Worldwide Sales of the Company from September 1999 to March 2002; various sales management positions with the Company from 1995 to September 1999; and various sales management positions with Centigram Communications Corporation, most recently as Vice President of Sales — U.S., from 1988 to 1995.

      Rolf A. Madson; age 42; Senior Vice President, Products since May 2002; Vice President, Product Management of GEI since September 2000; Director and General Manager, Wireless Applications for Compaq Computers Telecommunication Division from August 1998 to September 2000; various finance and planning positions with Tandem Computers from 1987 to 1998, most recently as Director of Finance and Business Operations for the telecommunications division.

ELECTION OF DIRECTORS

      The Company’s Board of Directors presently consists of nine members. The Company’s Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes, each consisting, as nearly as may be possible, of one-third of the total number of directors, for terms of three years. At the 2003 Annual Meeting, three Class I Directors are to be elected. As proposed and recommended by the Governance and Nominating Committee, the Board of Directors has nominated Clarke H. Bailey, Donald S. Bates and Peter W. Gilson for election as Class I Directors to serve for three-year terms expiring at the Annual Meeting of Stockholders in 2006, and until their respective successors shall have been elected and qualified. Messrs. Bailey, Bates and Gilson are currently serving as directors of the Company.

      The Board of Directors recommends a vote FOR all of the nominees. Each of the nominees has indicated his willingness to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable. In the event that a vacancy arises among such nominees by death or any other reason prior to the 2003 Annual Meeting, the proxy may be voted for a substitute nominee or nominees designated by the Board of Directors.

      Biographical information follows for each person nominated and each person whose term as a director will continue after the 2003 Annual Meeting. The information concerning the directors and nominees has been furnished by them to the Company.

Nominees for Election as Class I Directors at the 2003 Annual Meeting

Name	Age	Positions with Company, Business Experience and Other Directorships

Clarke H. Bailey	48	Director of the Company since December 1990; Chairman of the Company since October 1999; Vice Chairman of the Company from November 1992 to June 1996; Chief Executive Officer of the Company from December 1990 to March 1994; and Acting Chief Executive Officer of the Company from May 1994 to December 1994; Chairman and Chief Executive Officer of ShipXact.com, Inc. from January 1999 to March 2002; Chairman and Chief Executive Officer of United Acquisition Company and its parent, United Gas Holding Corporation, from February 1995 to January 1998; Chairman of Arcus, Inc. from July 1995 to January 1998; and Co-Chairman of Highgate Capital L.L.C. from February 1995 to March 2002. Director of Iron Mountain Incorporated.
Donald S. Bates	74	Director of the Company since January 1997; Private consultant in the electronics and telecommunications industry since 1988; and employed by General Electric Company from 1951 to 1981 holding various managerial positions in electronics, communications and computing services retiring as Senior Vice President and Group Executive.
Peter W. Gilson	63	Director of the Company since March 1997; Chairman of the Board of Directors of Swiss Army Brands, Inc. from May 1998 to August 2003; Chairman of the Executive Committee of Swiss Army Brands, Inc. from 1994 to May 1998. President, Chief Executive Officer and Director of Physician Support Systems, Inc. from 1991 to December 1997; and non- executive Chairman of the Board of Directors of SWWT, Inc.

Name	Age	Positions with Company, Business Experience and Other Directorships

Directors Continuing in Office as Class II Directors until the 2004 Annual Meeting
John J. Hurley	68	Director of the Company since November 1992; Private investor since June 1996; Vice Chairman of the Company from December 1994 to June 1996; President of the Company from November 1992 to December 1994; Chief Operating Officer of the Company from November 1992 to March 1994; and Chief Executive Officer of the Company from March 1994 to May 1994. Director of Preferred Networks, Inc.
Horace H. Sibley	63	Director of the Company since August 1997. Partner with the law firm of King and Spalding from 1973 to December 2001.
Howard W. Speaks, Jr.	55	Director of the Company since May 2001; President and Chief Operating Officer of Kyocera Wireless Corp., a developer and manufacturer of wireless phones and accessories, since August 2001; President and Chief Executive Officer of Triton Network Systems, Inc., a wireless communications equipment company, from September 1999 to August 2001; Executive Vice President and General Manager, Network Operators Group of Ericsson, Inc. from January 1999 to September 1999; Executive Vice President and General Manager, Wireless Division of Ericsson, Inc. from January 1998 to December 1999; and Vice President, Western Region of Ericsson, Inc. from 1995 to 1997.
Directors Continuing in office as Class III Directors until the 2005 Annual Meeting
Ramon D. Ardizzone	65	Vice Chairman of the Company since May 2001; Chairman of the Company from June 1996 to September 1999; President and Chief Executive Officer of the Company from December 1998 to June 1999; President of the Company from December 1994 to June 1996; Chief Executive Officer of the Company from May 1995 through December 1996; Acting Chief Executive Officer of the Company from December 1994 to May 1995; Director of the Company since November 1992; Chief Operating Officer of the Company from June 1994 to December 1994; Acting Chief Operating Officer of the Company from May 1994 to June 1994; Executive Vice President of the Company from November 1992 to December 1994; and Executive Vice President of the Company in charge of Sales and Marketing from November 1992 to May 1994.
Eric L. Doggett	43	Director of the Company since June 1999; President and Chief Executive Officer of the Company since June 1999. Consultant and venture partner with Rein Capital, LLC., a management consulting company, from January 1999 to June 1999; Senior Vice President, General Manager, Communications Products Group of Tandem Computers, a Compaq Company from 1996 to 1998; various senior management positions including Vice President — Technology, Vice President — Marketing, Vice President and General Manager — International, and Vice President and General Manager — DMS-10 Division with Nortel Networks’ Public Carriers line of business, from 1984 to 1996.
Stephen P. Kelbley	60	Director of the Company since January 1997; Executive Vice President of Springs Industries, Inc., a home furnishings company (“Springs”) from 1991 to December 2001; President of Springs’ Home Furnishings Operating Group since February 1998; President of Springs’ Diversified Home Products Group since January 1997; President of Springs’ Diversified Group from May 1995 to January 1997; President of Springs’ Specialty Fabrics Group from March 1994 to May 1995; and Chief Financial Officer of Springs from 1991 to 1994.

Committees of the Board of Directors and Meeting Attendance

      The Board of Directors met four times during 2002. The Board of Directors operates under the terms of a charter and a Code of Ethics, copies of which are available on the Company’s website at www.glenayre.com. The Board of Directors has standing Executive, Audit, Governance and Nominating and Compensation and Plan Administration Committees. Each of these committees operates under the terms of a charter, a copy of which is available on the Company’s website at www.glenayre.com. The functions and membership of each committee of the Board of Directors are set forth below.

      The Executive Committee currently consists of Messrs. Ardizzone, Bates, Bailey and Doggett. The Executive Committee met ten times during 2002. The Executive Committee exercises the full powers of the Board of Directors to the extent permitted by law between Board of Directors meetings.

      The Audit Committee currently consists of Messrs. Kelbley, Hurley and Sibley. The Audit Committee met nine times during 2002. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring (1) the accounting and reporting practices of the Company, (2) the Company’s compliance with legal and regulatory requirements related to financial reporting, (3) the qualifications and independence of the Company’s independent auditor, (4) the performance of the Company’s internal audit function and independent auditor and (5) the quality and integrity of the financial reports of the Company.

      The Governance and Nominating Committee currently consists of Messrs. Gilson, Hurley and Sibley The Governance and Nominating Committee was formed in August 2002 and met one time during 2002. The function of the Governance and Nominating Committee is to assist the Board of Directors in ensuring that it is appropriately constituted to meet its fiduciary obligations to the stockholders and the Company by developing and implementing policies and processes regarding corporate governance matters, by assessing Board membership needs, and by proposing Director candidates to the Board of Directors. The Governance and Nominating Committee will consider nominees for directors recommended by stockholders. Stockholders who desire to submit recommendations for the 2004 Annual Meeting of Stockholders should write to Chairman, Governance and Nominating Committee, Glenayre Technologies, Inc., 11360 Lakefield Drive, Duluth, Georgia 30097. Note, certain time limitations, procedures and requirements relating to stockholder proposals are described under “PROPOSALS OF STOCKHOLDERS” below.

      Prior to December 2002 the Company had both a Compensation Committee and a Plan Administration Committee. In December 2002 the functions of these two committees were combined into a single Compensation and Plan Administration Committee. The Compensation and Plan Administration Committee currently consists of Messrs. Bates, Gilson and Speaks. The former Compensation Committee met five times during 2002. The former Plan Administration Committee met one time during 2002. The Compensation and Plan Administration Committee did not meet during 2002. The function of the Compensation and Plan Administration Committee is to develop and review all compensation philosophies and practices and to review and approve all bonus and incentive programs, as well as all compensation and benefits for executive officers. The Compensation and Plan Administration Committee is also responsible for reviewing, overseeing and making recommendations to the Board of Directors on the Company’s incentive stock plans, employee stock purchase plan and 401(k) plan and for reviewing and recommending to the Board of Directors compensation and benefits for the Board of Directors.

      Each member of the current Board of Directors attended 75% or more of the aggregate number of meetings of the Board of Directors and the meetings of all committees of the Board of Directors on which he served during 2002.

COMPENSATION

Compensation of Directors

      Mr. Bailey is being paid a salary at the annual rate of $200,000 for serving as Chairman of the Board of Directors. Under the Company’s By-Laws, the Chairman of the Board of Directors is considered to be an officer of the Company. The current cash compensation plan for non-officer directors is:

•	an annual fee of $18,000 plus $2,000 for attendance at each Board of Directors meeting,

•	an annual fee of $2,000 for each committee participation, and

•	an annual fee of $2,000 for each committee chair participation except the Executive Committee chair position which receives $10,000.

      In March 2003, the Board of Directors approved an overall reduction in the cash compensation plan for non-officer directors who are directors on May 20, 2003, the date of the 2003 Annual Meeting. This overall reduction in the cash compensation for non-officer directors, together with the proposal to amend the Company’s 1996 Incentive Stock Plan to provide for formula grants of restricted stock units to non-officer directors (See “AMENDMENTS TO 1996 INCENTIVE STOCK PLAN” below), is intended to further align the interests of non-officer directors and stockholders in enhancing the value of the Company. Upon approval of the Non-officer Director Plan Amendment, effective as of January 1, 2003 the cash compensation plan for non-officer directors will be:

•	an annual fee of $15,000 plus $1,500 for attendance at each Board of Directors meeting,

•	an annual fee of $4,000 for Audit Committee or Executive Committee participation,

•	an annual fee of $2,000 for each committee participation other than the Audit Committee or the Executive Committee, and

•	an annual fee of $2,000 for each committee chair participation except the Executive Committee and Audit chair positions which will receive $8,000 and $4,000, respectively.

      Pursuant to the Company’s 1996 Incentive Stock Plan non-officer directors also receive automatic formula-based awards of options to purchase 30,000 shares of Common Stock upon initial appointment to the Board of Directors and on each third anniversary thereafter. Additionally, as discussed above, if the Non-officer Director Plan Amendment to the Company’s 1996 Incentive Stock Plan is approved by the stockholders at the 2003 Annual Meeting non-officer directors will be entitled to receive formula grants of restricted stock units on an annual basis. See “AMENDMENTS TO 1996 INCENTIVE STOCK PLAN” below. During 2002, Mr. Ardizzone was paid $25,000 for his role as General Manager of the Company’s Discontinued Operations Transition team and Mr. Bates was paid $2,000 for management consulting services provided to the Company. No fees were paid to employee directors in 2002 in addition to their regular compensation. Annual fees are paid ratably on a quarterly basis. All directors are reimbursed for their reasonable travel and accommodation expenses incurred with respect to their duties as directors.

Executive Compensation

      The following table sets forth certain information with respect to compensation paid to the named Executive Officers during 2002, 2001 and 2000:

Summary Compensation Table

							Long Term
		Annual Compensation					Compensation

							Number of
							Securities
					Other Annual		Underlying	All Other
		Salary		Bonus	Compensation		Options	Compensation
Name and Principal Position	Year	($)		($)	($)(1)		Granted(#)	($)

Eric L. Doggett	2002	333,936		—	250,088	(2)	100,000	8,545	(5)
President and Chief	2001	385,849		—	52,704	(3)	150,000	7,659	(6)
Executive Officer	2000	431,006		387,905	54,516	(4)	75,000	10,553	(6)
William W. Edwards, Jr.	2002	238,525		—	9,515	(8)	50,000	9,172	(5)
Senior Vice President,	2001	333,115	(7)	—	10,101	(8)	45,000	7,967	(6)
Sales, Marketing and	2000	346,557	(7)	—	9,845	(8)	47,000	7,621	(6)
Customer Service
Debra Ziola(9)	2002	203,615		—	8,400	(8)	50,000	8,623	(5)
Senior Vice President,	2001	172,150		75,746	51,865	(10)	80,000	7,330	(6)
Chief Financial Officer
and Chief Accounting
Officer
Rolf A. Madson(11)	2002	175,440		—	4,900	(12)	50,000	7,365	(13)
Senior Vice President,
Products
Clarke H. Bailey	2002	200,000		—	—		—	—
Chairman of the Board	2001	200,000		—	—		—	—
of Directors	2000	200,000		5,000	—		—	—

(1)	While officers enjoy certain perquisites, unless set forth otherwise, such perquisites do not exceed the lesser of $50,000 or 10% of such officer’s salary and bonus.

(2)	Includes $238,245 of relocation expenses and $10,800 for a car allowance.

(3)	Includes $40,062 of relocation expenses and $10,800 for a car allowance.

(4)	Includes $42,816 of relocation expenses and $10,800 for a car allowance.

(5)	Includes a matching contribution to a defined contribution plan of $8,000 and life insurance premiums paid by the Company.

(6)	Includes a matching contribution to a defined contribution plan of $6,800 and life insurance premiums paid by the Company.

(7)	Includes $111,693 and $60,000 of field sales compensation for 2001 and 2000, respectively, under Mr. Edwards sales compensation plan.

(8)	Includes $8,400 for a car allowance.

(9)	Ms. Ziola was first elected as an executive officer in 2001.

(10)	Includes $46,965 of relocation expenses and $4,900 for a car allowance.

(11)	Mr. Madson was first elected as an executive officer in 2002.

(12)	Includes $4,900 for a car allowance.

(13)	Includes a matching contribution to a defined contribution plan of $7,018 and life insurance premiums paid by the Company.

      The following table sets forth information with respect to grants of stock options to the named Executive Officers during 2002:

Option Grants in 2002

					Potential Realizable
					Value at Assumed
	Individual Grants				Annual Rates of
					Stock Price
	Number of	% of Total			Appreciation for
	Securities	Options			Original Option
	Underlying	Granted	Exercise		Term of Ten Years
	Options	to	or Base	Original	($)
	Granted(1)	Employees	Price	Expiration
Name	(#)	in 2002	($/Share)	Date	5%	10%

Eric L. Doggett	100,000 (2)	7.3%	0.77	10/31/12	48,425	122,718
William W. Edwards	50,000 (2)	3.6%	0.77	10/31/12	24,212	61,359
Debra Ziola	50,000 (2)	3.6%	0.77	10/31/12	24,212	61,359
Rolf Madson	50,000 (2)	3.6%	0.77	10/31/12	24,212	61,359

(1)	Vesting may be accelerated in certain events relating to a change in control of the Company, as defined.

(2)	These options vest one-third on October 31, 2003, one-third on October 31, 2004 and one-third on October 31, 2005. Additionally, under the terms of the Employment Agreement between the Company and Mr. Doggett and the Executive Severance Benefit Agreements between the Company and each of Mr. Edwards, Ms. Ziola and Mr. Madson, vesting of options may be accelerated due to the termination of employment under certain circumstances. (See “Employment Agreements” below).

      The following table sets forth certain information with respect to the number and value of options held by the named Executive Officers at the end of 2002:

Aggregated Option Exercises in 2002

and 2002 Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
			Options at December 31,		Money Options at
	Shares		2002(#)		December 31, 2002($)(1)
	Acquired On	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Eric L. Doggett	—	—	650,000	175,000	34,000	54,000
William W. Edwards, Jr.	—	—	126,334	95,666	5,100	28,700
Debra Ziola	—	—	90,167	85,333	5,100	28,700
Clarke H. Bailey	—	—	1,021,875	—	—	—
Rolf Madson	—	—	38,334	106,666	5,100	28,700

(1)	Represents the difference between the closing market price of the Common Stock on the Nasdaq National Market System on December 31, 2002 and the exercise price of the options.

Equity Compensation Plan Information

      The table below contains certain information regarding the Company’s equity compensation plans as of December 31, 2002.

	Number of		Number of securities
	securities to be		remaining available for
	issued upon		future issuance under
	exercise of	Weighted-average	equity compensation
	outstanding	exercise price of	plans (excluding
	options, warrants	outstanding options,	securities reflected in
Plan Category	and rights	warrants and rights	column(a))

	(a)	(b)	(c)
Equity compensation plans approved by security holders:
Stock Option Plans	6,949,075	$4.13	800,258
Employee Stock Purchase Plan	None (1)	Not Applicable (1)	380,621
Total:	6,949,075	$4.13	1,180,879
Equity compensation plans not approved by security holders:
None
Total:	6,949,075	$4.13	1,180,879

(1)	The Company maintains an Employee Stock Purchase Plan that permits full-time employees to have payroll deductions made to purchase shares of Common Stock during specified purchase periods. The purchase price is the lower of 85% of (1) the fair market value per share of Common Stock on the first business day of the purchase period and (2) the fair market value per share of Common Stock on the last business day of the purchase period. Consequently, the price at which shares will be purchased for the purchase period currently in effect is not known.

Employment Agreements

      Doggett Agreement. The Company is party to an employment agreement with Mr. Doggett dated as of July 31, 2001 (the “Doggett Agreement”), which provides for his employment as President and Chief Executive Officer of the Company. The initial term of the Doggett Agreement was from July 31, 2001 through July 31, 2002. On each anniversary of the initial termination date, the term of the Doggett Agreement automatically extends for a successive one-year renewal term unless at least 30 days prior to such anniversary date either party elects not to renew the agreement. The current term of the Doggett Agreement will expire July 31, 2003. The Doggett Agreement entitles Mr. Doggett to an annual salary of $355,000, which may be increased but not decreased based upon an annual salary review. In 2003, pursuant to the Doggett Agreement, Mr. Doggett is entitled to participate in a cash bonus program under which he may receive an annual cash bonus of up to 75% of base salary based on the achievement of the Company’s operating target earnings as established by the Board of Directors.

      If Mr. Doggett’s employment is terminated by the Company before the completion of the term of the Doggett Agreement without “Cause” as defined, or if Mr. Doggett resigns his employment for “Good Reason” as defined, the Company is required to pay Mr. Doggett a lump sum equal to fifty percent of his annual rate of base salary at the time of such termination. In addition, if Mr. Doggett’s employment is terminated because of his resignation for “Good Reason,” by the Company without “Cause,” Mr. Doggett’s death or his “Total and Permanent Disability” as defined, he (or his estate) is entitled to a pro rata share of the cash bonus for the fiscal year of the Company in which such termination occurs, if applicable. If Mr. Doggett’s employment had been terminated without “Cause” or if Mr. Doggett resigned for “Good Reason,” as of March 31, 2003, payments under the Doggett Agreement would have been $177,500.

      Under the terms of the Doggett Agreement, if Mr. Doggett resigns or is terminated in contemplation of or following a “Change in Control” of the Company, as defined, the Company is required to pay Mr. Doggett a lump sum equal to two and one-half times his annual rate of base salary at the time of such termination in addition to a pro rata share of the incentive plan bonus, if applicable, which as of March 31, 2002 would have been $887,500.

      If Mr. Doggett’s employment is terminated for any reason other than “Cause” or his resignation without “Good Reason” as defined in the Doggett Agreement other than at the end of a term, (1) all options held by Mr. Doggett to purchase the Company’s Common Stock at the termination date shall become fully vested and (2) all options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.

      If Mr. Doggett’s employment is terminated for any reason other than “Cause” or his resignation without “Good Reason” as defined in the Doggett Agreement, the Company is required to provide Mr. Doggett certain relocation benefits in connection with a relocation from the Duluth, Georgia area to North Carolina.

      Executive Severance Benefit Agreements. The Company is party to an agreement with Mr. Edwards (the “Edwards Agreement”), dated February 3, 2000 that entitles Mr. Edwards to certain benefits if a “Change in Control” occurs and if Mr. Edwards’ employment is terminated within three years after the “Change in Control” for any reason other than for Mr. Edwards’ (1) death; (2) disability; (3) retirement; (4) termination for “Cause” as defined in the Edwards Agreement; or (5) voluntary termination other than for “Good Reason” as defined in the Edwards Agreement.

      In the event of such termination, the Company is required to pay Mr. Edwards a lump sum equal to (1) 250% of the greater of the base salary in effect on such termination date or in effect on the date immediately preceding the “Change in Control” date and (2) a pro rata share of any bonus in which Mr. Edwards participates for the fiscal year in which such termination occurs. Additionally, if Mr. Edwards’ employment is terminated for any reason other than “Cause” following a “Change in Control” as defined in the Edwards Agreement (1) all options held by Mr. Edwards to purchase the Company’s Common Stock at the termination date shall become fully vested and (2) all options shall become immediately exercisable and shall remain exercisable for a period of 12 months following the termination of employment.

      The Company is also party to Executive Severance Benefit Agreements with Ms. Ziola and Mr. Madson dated August 1, 2001 and May 17, 2002, respectively, which are identical in all material respects to the Edwards Agreement.

Compensation Committee Interlocks and Insider Participation

      Prior to December 2002 the Company had both a Compensation Committee and a Plan Administration Committee. During 2002 Messrs. Bates, Gilson, Kelbley and Speaks served on the Compensation Committee and Messrs. Bates, Desch, Kelbley, Sibley and Speaks served on the Plan Administration Committee. In December 2002 the functions of these two committees were combined into a single Compensation and Plan Administration Committee. Initially Messrs. Desch, Gilson and Speaks served on the Compensation and Plan Administration Committee. The Compensation and Plan Administration Committee currently consists of Messrs. Bates, Gilson and Speaks. None of such persons has ever been an officer or employee of the Company.

Report of the Compensation and Plan Administration Committees on Executive Compensation

      Prior to the establishment of the Compensation and Plan Administration Committee in December 2002, the Company’s Board of Directors approved all compensation decisions (other than with respect to stock options) with regard to executive officers, including the Chief Executive Officer, based on recommendations from the Compensation Committee. As the successor to the former Compensation Committee, the Compensation and Plan Administration Committee is responsible for developing and reviewing all compensation philosophies and practices to ensure that the programs are sufficient to attract and retain a talented senior management team and Board of Directors. The Compensation and Plan Administration Committee reviews and approves all bonus and incentive programs, as well as all compensation and benefits for executive officers and reviews, oversees and makes recommendations to the Board of Directors on the Company’s Long-Term Incentive Plan (the “1991 Plan”), 1996 Incentive Stock Plan (the “1996 Plan”), Employee Stock Purchase Plan, 401(k) Profit Sharing Plan, and any other compensation, bonus, stock equity, or other plans assigned to it by the Board of Directors. The Company’s compensation philosophy and executive compensation programs are discussed in this report.

      Executive Compensation Philosophy. In general, executive officers who are in a position to make a substantial contribution to the success and growth of the Company should have interests similar to those of the stockholders. Executive officers should be motivated by and benefit from increased stockholder value. Therefore, the Company believes that executive officers should hold a meaningful equity position in the Company through the purchase of Common Stock and/or the award of options to purchase Common Stock.

      The Company also believes that a significant percentage of an executive officer’s cash compensation, consisting of salary and bonus, should be based in 2003 on performance ranked in the following order for executive officers: (1) Company performance and (2) individual performance.

      The Company’s Board of Directors believes that the executive compensation program must be competitive with those of other companies of comparable size and complexity in order to attract, retain and motivate talented individuals.

      Executive Compensation Program. The Company’s compensation program consists of base salary, annual incentive bonus (paid in cash) and long-term incentives, generally in the form of options to purchase Common Stock.

      Base Salary. The Compensation and Plan Administration Committee generally reviews and determines the relative levels of base salary for executive officers on an annual basis. In determining the levels of base salary for an executive officer, the Compensation and Plan Administration Committee considers relative levels of responsibility, individual and Company performance and cost of living increases.

      Annual Incentive Compensation. During 2002, executive and operating officers participated in cash bonus programs. The goal of these programs is to motivate and provide incentive to the key managers of the Company to maximize profits. The principal cash bonus program for 2002 (the “Incentive Plan”) provided for a payment of cash awards to corporate executive and operating officers, except Mr. Bailey, based in part on the individual officer’s performance and in part on the Company’s earnings. Because the Company’s 2002 earnings failed to meet the minimum target earnings established by the Board of Directors, the Company did not pay any cash awards under the Incentive Plan in 2002.

      Chief Executive Officer Compensation. Mr. Doggett served as Chief Executive Officer in 2002. In accordance with the Doggett Agreement, Mr. Doggett was eligible to participate in the Company’s Incentive Plan in 2002, but based on the operating performance of the Company during 2002 Mr. Doggett did not receive an award under the plan in 2002.

      Long-Term Incentives. In May 1996, the Company established the 1996 Plan to provide for various types of equity-related awards to (1) promote the success and enhance the value of the Company by linking the personal interests of participants to those of the Company’s stockholders, and by providing participants with an incentive for outstanding performance and (2) provide flexibility to the Company in its ability to motivate, attract and retain the services of participants upon whose judgment, interest and special effort the successful conduct of its operation is largely dependent.

      Under the 1996 Plan, the Compensation and Plan Administration Committee has the discretion to determine who will be given awards in any year, the types of awards to be made (such as stock options, stock appreciation rights, restricted stock or other awards) and the number of shares of Common Stock to be covered by a particular award. In determining whether to make an award to a particular executive officer and the size of such award, the Plan Administration Committee considers the executive officer’s level of responsibility within the Company, prior awards made to the executive officer, individual and Company performance and the amount of the executive officer’s other compensation components.

      Section 162 (m). The Revenue Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code of 1986 (the “Code”). Code Section 162(m) provides that compensation paid to a company’s chief executive officer or any of the four other highest paid executive officers employed by the company at year-end will not be deductible by the company for federal income tax purposes to the extent such compensation exceeds $1.0 million. Code Section 162(m) excepts from this limitation certain “performance-based compensation.”

      Although base salary and bonuses paid to the named Executive Officers have traditionally been well under $1.0 million, compensation from the exercise of stock options can cause a named Executive Officer to have compensation in excess of $1.0 million. However, all options granted to the named Executive Officers prior to October 1993 are exempt from Code Section 162(m) under a “grandfather” provision. In May 1994, the Company’s stockholders approved an amendment to the terms of the 1991 Plan so that, among other things, awards from that date under the 1991 Plan qualified as “performance-based compensation.” Under the terms of the 1996 Plan, awards may qualify as “performance-based compensation.”

      This report is submitted by the Compensation and Plan Administration Committee which currently consists of the following members:

Compensation and Plan Administration Committee
Peter W. Gilson, Chairman
Howard W. Speaks, Jr.
Donald S. Bates

PERFORMANCE GRAPH

      The following graph compares the cumulative total return on $100 invested on December 31, 1997 in each of the Company’s Common Stock, the Nasdaq U.S. Composite Index and the Nasdaq Telecommunications Index at the end of each fiscal year through 2002. The returns are calculated assuming the reinvestment of dividends. The Company has not paid any cash dividends during the period covered by the graph below. The stock price performance shown on the graph below is not necessarily indicative of future stock price performance.

TOTAL SHAREHOLDER RETURNS

Company/Index Name	1997	1998	1999	2000	2001	2002

Glenayre	$100	$44.94	$114.56	$35.76	$16.51	$11.54
Nasdaq U.S. Composite	100	140.99	261.48	157.42	124.89	86.33
Nasdaq Telecommunications	100	165.05	295.01	125.74	84.16	38.76

Audit Committee Report

      The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to shareholders and on the Company’s processes and procedures for the management of business and financial risks. The function of the Audit Committee is to provide assistance to the Board of Directors in fulfilling its responsibility to stockholders, potential stockholders and the investment community in monitoring:

•	the accounting and reporting practices of the Company,

•	the Company’s compliance with legal and regulatory requirements related to financial reporting,

•	the qualifications and independence of the Company’s independent auditor,

•	the performance of the Company’s internal audit function and independent auditor, and

•	the quality and integrity of the financial reports of the Company.

      A full description of the Audit Committee’s primary responsibilities, operating principles, and relationship with internal and external auditors is contained in the Audit Committee Charter, which is attached to this proxy statement. The Audit Committee is composed of Messrs. Kelbley, Hurley and Sibley, each of whom is “independent” under the listing standards of the Nasdaq Stock Market, Inc.

      In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the auditors’ written disclosures required by the Independence Standards Board. The Audit Committee’s current practice is to pre-approve all audit services and all non-audit services to be provided to the Company by it’s independent auditor.

      The Audit Committee also discussed with the Company’s independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the review, discussions and disclosures referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements for fiscal 2002 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

Stephen P. Kelbley, Chairman
John J. Hurley
Horace H. Sibley

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In August 2001, in connection with the relocation of Mr. Doggett from Charlotte, North Carolina to Atlanta, Georgia, the Company loaned Mr. Doggett $350,000. Mr. Doggett executed a promissory note evidencing this loan which bore interest at 6.75% and required 11 monthly payments of $2,500 and the balance to be paid on or before August 10, 2002. The loan was secured by Mr. Doggett’s primary residence. In May 2002, the loan was repaid in full.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires that directors and officers of the Company and persons who beneficially own more than 10% of the Common Stock file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of the Common Stock of the Company. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

      To the Company’s knowledge, based solely on review of the copies of such reports, and amendments thereto, furnished to the Company and written representations that no other reports were required, during 2001 all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis.

AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

      The Company maintains the Glenayre Employee Stock Purchase Plan (the “ESP Plan”). The purpose of the ESP Plan is to enable employees of the Company to purchase Common Stock through payroll deductions, thereby encouraging employees to share in the economic growth and success of the Company. Under the ESP Plan, 2,006,250 shares of Common Stock are currently authorized for issuance. In March 2003, the Board of Directors adopted an amendment to the ESP Plan that would increase by 750,000 (approximately 1.1% of the current outstanding Common Stock) the number of shares of Common Stock available for issuance under the ESP Plan (the “ESP Plan Amendment”). The ESP Plan Amendment will be effective upon approval by the stockholders. If the ESP Plan Amendment is not approved by stockholders, the ESP Plan will continue in effect without the additional number of available shares and under its current terms.

      As of March 31, 2003, approximately 1,761,600 shares of Common Stock had been issued under the ESP Plan and approximately 244,650 shares remained available for issuance. The Company expects the currently available number of shares of Common Stock to be exhausted in January 2004.

      The Board of Directors believes that the proposed increase in the number of shares available for issuance under the ESP Plan is necessary in order for the Company to continue to attract, motivate and retain employees, and to enhance their identity of interest with the interest of the Company’s stockholders. The Board of Directors also believes the availability of issuable shares under the ESP Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified employees.

      Administration. The ESP Plan is administered by a committee consisting of from three to five individuals (the “ESP Committee”) who are appointed by the Compensation and Plan Administration Committee of the Board of Directors of the Company (the “Compensation Committee”). The ESP Committee has the authority to construe and interpret the ESP Plan, to make and enforce rules for the operation of the ESP Plan and to take all other action necessary or advisable for the administration of the ESP Plan.

      Eligibility and Participation. Eligibility and participation in the ESP Plan are determined with respect to each “six month period” under the ESP Plan (“Six-Month Period”). The Six-Month Periods begin on each succeeding February 1 and August 1 as long as the ESP Plan remains in effect.

      Each person employed by the Company on a permanent, full-time basis as of the first day of a Six-Month Period is eligible to participate in the ESP Plan for that Six-Month Period.

      Participation in the ESP Plan is voluntary. An eligible employee becomes a participant in the ESP Plan by authorizing the Company to reduce the participant’s salary during the Six-Month Period by a specified amount and to have that amount contributed to the ESP Plan for the purchase of Common Stock. A participant may not elect to contribute less than $20 per month or more than ten percent of the participant’s salary. For purposes of the ESP Plan, “salary” means a participant’s base salary plus earned vacation pay. “Salary” does not include bonuses, overtime pay, commissions, living or other allowances, reimbursements or special payments, or contributions or benefits under a plan of current or deferred compensation. A participant’s election to participate must be made prior to the beginning of the Six-Month Period to be valid, and the election will continue for subsequent Six-Month Periods unless the participant changes the election in accordance with ESP Plan rules. A participant may increase or decrease the participant’s level of contribution prior to any Six-Month Period. A participant cannot change the participant’s level of contribution during a Six-Month Period.

      Individual Accounts. An individual account is established on the books and records of the Company for each participant. The amounts deducted from a participant’s salary will be credited to the participant’s individual account. No interest will accrue or be paid with respect to amounts credited to individual accounts.

      Common Stock Purchases. The price for Common Stock offered under the ESP Plan for a Six-Month Period is equal to 85% (or such other discount percentage, not in excess of the maximum permitted discount under (1) Section 423 of the Internal Revenue Code of 1986 (the “Code”), (2) the Nasdaq Stock Market or

(3) applicable state business corporation law, as the Compensation Committee may select from time to time) of the lower of (i) the market price of the Common Stock (the “Market Price”) on the first day of such Six-Month Period on which the Nasdaq Stock Market is open or (ii) the Market Price on the last day of such Six-Month Period on which the Nasdaq Stock Market is open. Generally, the Market Price under the ESP Plan means the closing quoted sale price of the Common Stock on the Nasdaq Stock Market for the day on which the Market Price is determined. The closing quoted sale price of the Common Stock on the Nasdaq Stock Market on March 31, 2003 was $0.87. If the Common Stock ceases to be quoted on the Nasdaq Stock Market, then the ESP Committee would have the authority to specify the method for determining the Market Price of the Common Stock.

      As of the last business day of each Six-Month Period, the balance in a participant’s individual account is applied to the purchase of Common Stock at the purchase price established for that Six-Month Period.

      The maximum number of shares that may be purchased for a participant during a Six-Month Period is reduced if the participant would become a 5% shareholder of the Company as a result of the purchase or if the total fair market value of Common Stock to be purchased for the participant during any calendar year would exceed $25,000.

      Withdrawal from Participation. A participant may withdraw from participation in the ESP Plan at any time during a Six-Month Period by giving ten days notice to the ESP Committee; provided, however, no withdrawals may be made during the final 31 days of a Six-Month Period.

      A participant’s participation in the ESP Plan will also cease if: (1) the participant ceases to be employed on a permanent, full-time basis, or (2) the ESP Plan is terminated.

      Upon withdrawal or termination, the participant’s individual account will be distributed to the participant as soon as practical, and no shares of Common Stock will be purchased for the participant for the Six-Month Period in which the withdrawal or termination occurs.

      A participant who has withdrawn from participation during a Six-Month Period but who otherwise remains eligible to participate may renew participation in the ESP Plan by again enrolling for a succeeding Six-Month Period.

      Term of the ESP Plan. The ESP Plan will remain in effect until terminated by the Board of Directors of the Company. The Board of Directors may amend, suspend or terminate the ESP Plan at any time.

      Changes in Capitalization and Similar Changes. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, spin-off, recapitalization, merger, consolidation, combination, exchange of shares or otherwise, the aggregate number of shares of Common Stock covered by the ESP Plan and the purchase price established for a Six-Month Period will be appropriately adjusted by the Compensation Committee in its sole discretion to preserve the benefits of the participants in the ESP Plan.

      Federal Income Tax Treatment. Deductions from the salary of participants to purchase Common Stock under the ESP Plan will be made on an “after-tax” basis. Therefore, the deductions are neither excludable from taxable income in the year of deduction nor deductible for income tax purposes. Except for the current taxation of deductions from a participant’s salary, a participant will not realize any taxable income as a result of participation in the ESP Plan or upon the purchase of Common Stock under the ESP Plan until the disposition of such Common Stock. The Company will not be entitled to a tax deduction for the amount deducted from a participant’s salary during each Six-Month Period. The income tax consequences to a participant and the Company upon the participant’s disposition of Common Stock purchases under the ESP Plan will depend on how long the participant held the Common Stock.

      If a participant disposes of shares purchased under the ESP Plan more than two years after the beginning of the Six-Month Period in which the shares were purchased and the fair market value of the shares at the time of disposition exceeds the purchase price of the shares, then the participant will realize taxable income. An amount equal to the lesser of (1) the amount by which the fair market value of the shares on the first day of the Six-Month Period in which the shares were purchased exceeded the purchase price of the shares or (2) the amount by which the fair market value of the shares at the time of disposition exceeded the purchase price of the shares will be taxed as ordinary income. Any gain realized in excess of the amount taxed as ordinary income will be taxed as long-term capital gain. If a participant disposes of shares purchased under the ESP Plan more than two years after the beginning of the Six-Month Period in which the shares were purchased for less than the purchase price of the shares, then the entire loss will be treated as long-term capital loss. In either of these cases, the Company will not be entitled to a deduction for income tax purposes as a result of the disposition of the shares by the participant.

      Except in the case of certain officers and directors as discussed below, if a participant disposes of shares purchased under the ESP Plan within two years after the beginning of the Six-Month Period in which the shares were purchased (a “disqualifying disposition”), the amount by which the fair market value of the shares at the time of purchase exceeded the purchase price of the shares will be treated as compensation received by the participant in the year of the disqualifying disposition. The Company will be entitled to a corresponding income tax deduction equal to the amount treated as compensation to the participant. Any amount realized from a disqualifying disposition in excess of the sum of the purchase price of the shares and the amount treated as compensation will be taxed as capital gain. If the amount realized from a disqualifying disposition is less than the sum of the purchase price of the shares and the amount treated as compensation, the difference will be treated as a capital loss. Any capital gain or loss will be classified as long-term or short-term, depending on the participant’s holding period with respect to the shares. Generally, the participant’s holding period for the shares begins on the date the shares are purchased.

      If a participant dies while owning shares purchased under the ESP Plan, then an amount equal to the lesser of (1) the amount by which the fair market value of the shares on the first day of the Six-Month Period in which the shares were purchased exceeded the purchase price of the shares or (2) the amount by which the fair market value of the shares at the time of the Participant’s death exceeded the purchase price of the shares must be reported as compensation income on the participant’s final income tax return. The Company will not be entitled to a deduction for income tax purposes as a result of the participant’s death while owning shares purchased under the ESP Plan.

      Stockholder Approval. Approval of the ESP Plan Amendment is being sought in accordance with the requirements of the Nasdaq Stock Market and Section 423 of the Code.

      The Board of Directors recommends a vote FOR approval of the ESP Plan Amendment.

AMENDMENTS TO 1996 INCENTIVE STOCK PLAN

      The Company maintains the Glenayre 1996 Incentive Stock Plan (the “1996 Plan”). The 1996 Plan is designed to promote the Company’s long-term growth and profitability by providing long-term, stock-based incentive compensation to the key people who contribute to this growth and profitability. The 1996 Plan is also intended to enable the Company to attract, retain and reward persons who hold or will hold positions of substantial authority with the Company.

      Under the 1996 Plan 7,650,000 shares of Common Stock are currently authorized for issuance in connection with the grant of stock options, SARs, restricted stock and performance shares to eligible participants. Participation under the 1996 Plan is limited to key employees, other key persons and non-officer directors of the Company.

      The 1996 Plan is administered by the Compensation and Plan Administration Committee of the Board of Directors (the “Compensation Committee”). In addition to the general administration of the 1996 Plan, the Compensation Committee selects the key employees and other key persons to receive awards from time to time in such form and amounts as it determines and with such limitations, restrictions or conditions as it deems appropriate. Key employees and other key persons providing services to the Company or a subsidiary eligible to participate in the 1996 Plan are those employees who occupy managerial or other important positions who have or are expected to make important contributions to the business of the Company or a subsidiary, as determined by the Compensation Committee. Approximately 450 employees are expected to be eligible to participate in the 1996 Plan in 2003. Non-officer directors, who are currently only eligible to receive formula grants of nonqualified stock options, are those directors who are not employees of the Company or any subsidiary on the date of grant of an award. There are currently seven non-officer directors, Messrs. Ardizzone, Bates, Gilson, Hurley, Kelbley, Sibley and Speaks, that are eligible to participate in the 1996 Plan.

      Awards of Stock Options and SARs. The 1996 Plan provides for the grant of options to purchase shares of Common Stock at option prices determined by the Compensation Committee as of the date of grant. For stock option awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”) or as incentive stock options (described below), the option price must not be less than the fair market value of shares of Common Stock at the close of business on the date of grant. The fair market value of the Common Stock on March 31, 2003, was $0.87 per share. The 1996 Plan also provides for the grant of SARs (either in tandem with stock options or freestanding), which entitle holders upon exercise to receive either cash or shares of Common Stock or a combination thereof, as the Compensation Committee in its discretion shall determine, with a value equal to the difference between (1) the fair market value on the exercise date of the shares with respect to which an SAR is exercised and (2) the fair market value of such shares on the date of grant (or, if different, the exercise price of the related option in the case of a tandem SAR).

      Awards to key employees and key persons of options under the 1996 Plan, which may be either incentive stock options (which qualify for special tax treatment) or nonqualified stock options, are determined by the Compensation Committee. The terms and conditions of each such option and of any SAR are to be determined by the Compensation Committee at the time of grant. Options and SARs granted under the 1996 Plan must expire not more than 10 years from the date of grant, and the option agreements entered into with the optionees will specify the extent to which options and SARs may be exercised during their respective terms, including in the event of the optionee’s death, disability or termination of employment.

      Other Awards. The 1996 Plan also provides for the issuance of shares of restricted stock and performance shares on such terms and conditions as are determined from time to time by the Compensation Committee. The award agreement with the participant will set forth the terms of any such award, including the applicable restrictions, specified performance goals or any other conditions deemed appropriate by the Compensation Committee. The value of a performance share will equal the fair market value of a share of Common Stock. Earned performance shares may be paid in cash, shares of Common Stock or a combination thereof having an aggregate fair market value equal to the value of the earned performance shares as of the payment date. Common Stock used to pay earned performance shares may have additional restrictions as determined by the Compensation Committee. In addition, the Compensation Committee may cancel any earned performance shares and replace them with stock options determined by the Compensation Committee to be of equivalent value based on a conversion formula specified in the participant’s performance share award agreement. Earned but unpaid performance shares may have dividend equivalents rights as determined by the Compensation Committee and evidenced in the award agreement, but shall not have voting rights.

      Award of Stock Options to Non-officer Directors. The 1996 Plan provides for the automatic grant of a nonqualified option to purchase 30,000 shares of Common Stock to (1) each non-officer director who is first elected a director after April 18, 1997; (2) each non-officer director who first becomes a non-officer director after April 18, 1997 and who was an employee director immediately prior to becoming a non-officer director; and (3) each non-officer director who was a non-officer director on April 18, 1997 and who had not been awarded an automatic grant under the 1996 Plan in 1997. Under the 1996 Plan each non-officer director is granted an additional nonqualified stock option to purchase 30,000 shares of Common Stock on each third anniversary thereafter if he or she is then a non-officer director. The option price is equal to the fair market value of the Common Stock on the date of the grant. Options granted to a non-officer director are subject to a two-year vesting schedule with one-third vesting upon grant and the remainder vesting equally on each anniversary date of grant. Upon the termination of a non-officer director’s service on the Company’s board of directors for any reason, any unvested portion of an option is forfeited by the director. The options expire ten years from the date of grant. Upon the exercise of an option, or any portion thereof, the exercise price must be paid either in cash or by tendering shares of Common Stock with a fair market value at the date of the exercise equal to the portion of the exercise price which is not paid in cash. Options granted to non-officer directors may not be transferred, assigned or otherwise alienated other than by will or the laws of descent and distribution.

      Code Section 162(m). Section 162(m) of the Code precludes a publicly held Company from claiming a compensation deduction for compensation in excess of $1.0 million paid to the chief executive officer or any of the four most highly compensated officers other than the chief executive officer. This limitation does not apply, however, to qualified “performance-based compensation.” Stock options and SARs granted under the 1996 Plan that have an exercise price equal at least to fair market value at the date of grant should qualify as “performance-based compensation” under Section 162(m).

      In addition, the 1996 Plan authorizes the Compensation Committee to make awards of restricted stock or performance shares that are conditioned on the satisfaction of certain performance criteria. For such awards intended to result in qualified “performance-based compensation,” the Compensation Committee will establish the applicable performance conditions prior to or within 90 days after the start of the applicable performance period. The Compensation Committee may select from the following performance measures for this purpose: (a) total revenue (defined as the sum of net interest income on a taxable-equivalent basis and noninterest income), (b) net income, (c) shareholder value added (which equals the cash basis operating earnings for a year less a charge for the use of capital for the year), (d) return on average common shareholders’ equity, (e) return on average assets, (f) earnings per common share (using either diluted earnings or not), (g) operating earnings per common share (using either diluted earnings or not) or (h) total stockholder return. The performance conditions will be stated in the form of an objective, nondiscretionary formula, and the Compensation Committee will certify in writing the attainment of such performance conditions prior to any payout with respect to such awards. The Compensation Committee in its discretion may adjust downward any such award.

      Change in Control. The 1996 Plan provides that in the event of a change in control of the Company, all options and SARs will be fully exercisable as of the date of the change in control and shall remain exercisable through their full term. Outstanding awards of restricted stock and performance shares will become immediately vested, and any applicable performance conditions shall be deemed satisfied (at the target performance condition, if applicable) as of the date of the change in control.

      Amendment and Termination of the 1996 Plan. The Board of Directors has the power to amend, modify or terminate the 1996 Plan on a prospective basis. Stockholder approval will be required for any change to the material terms of the 1996 Plan to the extent required by Section 162(m) of the Code or to the extent deemed appropriate.

      Federal Income Tax Treatment, Incentive Stock Options. Incentive stock options (“ISOs”) granted under the 1996 Plan will be subject to the applicable provisions of the Code, including Code Section 422. If shares of Common Stock of the Company are issued to an optionee upon the exercise an ISO, and if no “disqualifying disposition” of such shares is made by such optionee within one year after the exercise of the ISO or within two years after the date the ISO was granted, then (1) no income will be recognized by the optionee at the time of the grant of the ISO, (2) no income, for regular income tax purposes, will be realized by the optionee at the date of exercise, (3) upon sale of the shares acquired by exercise of the ISO, any amount realized in excess of the option price will be taxed to the optionee, for regular income tax purposes, as a long-term capital gain and any loss sustained will be a long-term capital loss and (4) no deduction will be allowed to the Company for federal income tax purposes. If a “disqualifying disposition” of such shares is made, the optionee will realize taxable ordinary income in an amount equal to the excess of the fair market value of the shares purchased at the time of exercise over the option price (the bargain purchase element) and the Company will be entitled to a federal income tax deduction equal to such amount. The amount of any gain in excess of the bargain purchase element realized upon a “disqualifying disposition” will be taxable as capital gain to the holder (for which the Company will not be entitled to a federal income tax deduction). Upon exercise of an ISO, the optionee may be subject to alternative minimum tax.

      Federal Income Tax Treatment, Nonqualified Stock Options. With respect to nonqualified stock options (“NQSOs”) granted to optionees under the 1996 Plan, (1) no income is realized by the optionee at the time the NQSO is granted, (2) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and the Company receives a tax deduction for the same amount and (3) on disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on whether the shares have been held for more than one year.

      Federal Income Tax Treatment, Restricted Stock. Upon becoming entitled to receive shares of restricted stock at the end of the applicable restricted period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term of short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. The Company generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

      Federal Income Tax Treatment, Performance Shares and Restricted Stock Units. A participant who is awarded performance shares or a director who receives restricted stock units under the Non-officer Director Plan Amendment will not recognize income and the Company will not be allowed a deduction at the time the award is made. When a participant receives payment for performance shares or restricted stock units in shares of Common Stock or cash, the fair market value of the shares or the amount of the cash received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. However, if there is a substantial risk that any shares of Common Stock used to pay out earned performance shares will be forfeited (for example, because the Compensation Committee conditions such shares on the performance of future services), the taxable event is deferred until the risk of forfeiture lapses. In this case, the participant can elect to make a Code Section 83(b) election as previously described. The Company can take the deduction at the time the income is recognized by the participant.

Amendment Increasing Number of Shares Available Under the 1996 Plan

      In March 2003, the Board of Directors adopted an amendment to the 1996 Plan (the “Available Shares Plan Amendment”) that would:

•	increase the number of shares of Common Stock available under the 1996 Plan for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and performance shares by 2,000,000 (approximately 3.0% of the current outstanding Common Stock) from 7,650,000 to 9,650,000, and

•	add a provision to the 1996 Plan that would limit to 550,000 the total number of shares of restricted stock and restricted stock units that may be granted under the 1996 Plan.

      The Available Shares Plan Amendment will be effective upon approval by the stockholders. If the Available Shares Plan Amendment is not approved by stockholders, the 1996 Plan will continue in effect without the additional number of available shares and under its current terms.

      As of March 31, 2003, awards outstanding or previously exercised under the 1996 Plan covered a total of approximately 6,831,250 shares of Common Stock and approximately 818,750 shares remained available for grant.

      The Board of Directors believes that the proposed increase in the number of shares available for issuance under the 1996 Plan is necessary in order for the Company to attract, motivate and retain key employees, other key persons and non-officer directors with the desired experience and ability and to further enhance their identity of interest with the interest of the Company’s stockholders. The Board of Directors also believes the availability of awards under the 1996 Plan is essential for the Company to compete with other companies offering similar plans in attracting and retaining experienced and qualified key employees in both management and non-management positions, other key persons and non-officer directors. The Company anticipates that the proposed increase in the number of shares available for issuance under the 1996 Plan will be awarded ratably over the next two to three years.

      Stockholder Approval. Approval of the Available Shares Plan Amendment is necessary to satisfy the requirements of Section 422 of the Code (related to ISOs), Section 162(m) of the Code and the rules of the Nasdaq Stock Market.

      The Board of Directors recommends a vote FOR approval of the Available Shares Plan Amendment.

Amendment Providing for Formula Grants of Restricted Stock Units to Non-officer Directors

      In March 2003, the Board of Directors adopted an amendment to the 1996 Plan that provides for the grant of restricted stock units to non-officer directors on an annual basis (the “Non-officer Director Plan Amendment”). The Non-officer Director Plan Amendment will be effective upon approval by the stockholders.

      In March 2003 the Board of Directors approved changes in the cash compensation plan for non-officer directors that will result in an overall reduction in the cash compensation payable to non-officer directors. This overall reduction will be effected through a decrease in the annual fee from (1) $18,000 plus $2,000 for attendance at each Board of Directors meeting to (2) $15,000 plus $1,500 for attendance at each Board of Directors meeting. This increase will be partially offset by an increase from $2,000 to $4,000 in the additional fees payable to members of the Audit Committee or the Executive Committee as well as to the Audit Committee chair. Coupled with the overall reduction in the cash compensation payable to non-officer directors, the Non-officer Director Plan Amendment is intended to further align the interests of directors and stockholders in enhancing the value of the Company’s Common Stock and to encourage such directors to remain with and to devote their best efforts to the Company.

      The Non-officer Director Plan Amendment would add a new article to the 1996 Plan under which non-officer directors would be granted restricted stock units as follows:

•	Each non-officer director who is a non-officer director on May 20, 2003 would be granted 3,053 restricted stock units, which equals $3,450 (a pro rata amount of the Annual Award Amount (defined below) to cover the period from January 1, 2003 through May 20, 2003) divided by $1.13, the closing price of the Common Stock on January 2, 2003.

•	In connection with each Annual Meeting of Stockholders, beginning with the 2003 Annual Meeting, each non-officer director whose term as a non-officer director begins on, or continues beyond, such Annual Meeting would be granted a number of restricted stock units equal to $9,000 (or such greater dollar amount as the Compensation Committee shall determine from time to time) (the “Annual Award Amount”) divided by the fair market value of the Common Stock on the last trading day immediately preceding such Annual Meeting.

•	Each non-officer director who first becomes a non-officer director after May 20, 2003, other than at an Annual Meeting of Stockholders (e.g., by being elected to fill the unexpired term of another director or becoming a non-officer director after having been an officer director) would be granted a number of restricted stock units equal to a pro rata portion of the Annual Award Amount based on the number of days remaining until the next Annual Meeting of Stockholders.

      Generally, the fair market value under the 1996 Plan means the closing quoted sale price of the Common Stock on the Nasdaq Stock Market for the day on which fair market value is determined. The closing quoted sale price of the Common Stock on the Nasdaq Stock Market on March 31, 2003 was $0.87. If the Common Stock ceases to be quoted on the Nasdaq Stock Market, then the Compensation Committee would have the authority to specify the method for determining the fair market value of the Common Stock.

      The Non-officer Director Plan Amendment provides for the vesting of each grant of restricted stock units as follows: one-third of the units would vest on each of the first, second and third anniversaries of the grant date. A non-officer director would be entitled to receive one share of Common Stock for each restricted stock unit that becomes vested.

      Upon the termination of a non-officer director’s service on the Company’s board of directors on account of such director’s voluntary resignation or involuntary removal, any non-vested restricted stock units granted during the term in which the termination of service occurs would be forfeited by the director. Non-vested restricted stock units granted during any prior completed term would not be forfeited and would continue to vest in accordance with the original vesting schedule. If a non-officer director’s service on the Company’s Board of Directors is terminated for any other reason (including death, disability or the expiration of such non-officer director’s term), any non-vested restricted stock units held by such director would not be forfeited and would continue to vest in accordance with the original vesting schedule.

      If the Non-officer Director Plan Amendment had been in effect in 2002, the Company’s non-officer directors would have received restricted stock units in 2002 as follows.

      New Plan Benefits.

Non-officer Director Plan Amendment	Dollar Value		Number of Restricted Stock Units

Non-Executive Director Group	$87,150	(1)	53,718	(2)

(1)	Total dollar value is equal to $12,450 ($3,450 plus $9,000) times seven, the total number of non-officer directors as of May 20, 2003.

(2)	Determined by reference to the closing price of the Common Stock as of January 2, 2002 ($1.67) and May 16, 2002 ($1.46).

      Restricted stock units granted under the Non-officer Director Plan Amendment would not be transferable.

      Stockholder Approval. Approval of the Non-officer Director Plan Amendment is necessary to satisfy the requirements of the rules of the Nasdaq Stock Market.

      The Board of Directors recommends a vote FOR approval of the Non-officer Director Plan Amendment.

PROPOSAL TO AUTHORIZE THE BOARD OF DIRECTORS TO AMEND THE

COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK
SPLIT OF THE COMPANY’S COMMON STOCK

Background

      The Board of Directors has unanimously adopted a resolution approving, and recommending to the Company’s stockholders for their approval, a proposal (the “Reverse Stock Split Proposal”) to authorize the Board of Directors to amend the Company’s Certificate of Incorporation to effect a reverse stock split of the outstanding Common Stock (the “Reverse Stock Split”) at a ratio, to be selected by the Board of Directors in its sole discretion, of one-for-three or one-for-five (each, a “Reverse Stock Split Ratio”). Approval of the proposal would give the Board of Directors discretionary authority to implement the Reverse Stock Split through May 15, 2004. If implemented by the Board of Directors, the Reverse Stock Split would be effected by reclassifying every three or five shares of outstanding Common Stock into one share of post-split Common Stock, but would not increase the par value of the Common Stock or change the number of authorized shares of Common Stock. Stockholders are being asked to approve two separate amendments to the Certificate of Incorporation corresponding to each of the Reverse Stock Split Ratios, with the Board of Directors having the authority to implement only one (or none) of such amendments. If the Board of Directors elects to implement a reverse stock split at one of the Reverse Stock Split Ratios, it would abandon the remaining reverse stock split without need for any further stockholder action. The Board of Directors believes that approval of a proposal granting this discretion to the Board of Directors, rather than approval of an immediate reverse stock split at a specified ratio, provides the Board of Directors with maximum flexibility to react to current market conditions and therefore to act in the best interests of the Company and its stockholders. The Board of

Directors may elect not to implement a Reverse Stock Split at either of the Reverse Stock Split Ratios, even if the Reverse Stock Split Proposal is approved by the stockholders.

Reasons for the Reverse Stock Split

      The Common Stock is currently traded on the Nasdaq Stock Market (“Nasdaq”). The Board of Directors’s primary purpose in considering the Reverse Stock Split is to enable the Board of Directors to increase the trading price of the Common Stock if necessary to facilitate its continued listing for quotation on Nasdaq. The continued listing requirements of Nasdaq require, among other things, that the closing bid price of the Common Stock not remain below $1.00 for more than 30 consecutive trading days. After notice from Nasdaq that the Common Stock has failed to satisfy this test, Nasdaq may commence suspension and delisting procedures unless within a 180-day grace period following receipt of such notice the closing bid price of the Common Stock is $1.00 or greater for at least 10 consecutive trading days. This grace period would be extended by an additional 180 days if the Company elects to transfer its listing to the Nasdaq SmallCap Market and upon the expiration of the initial grace period, the Company has at least $5 million in stockholders’ equity, $50,0000,000 in market value of listed securities or $750,000 in net income from continuing operations for the current fiscal year or two of the previous three fiscal years.

      On November 5, 2002 the Company received notice that the Common Stock’s closing bid price was below $1.00 for 30 consecutive trading days and that the Common Stock was subject to potential delisting. By letter dated November 21, 2002, Nasdaq notified the Company that it had regained compliance with Nasdaq listing requirements as the Company’s common stock had maintained a closing bid price of $1.00 per share or greater for at least 10 consecutive trading days. Since November 2002 the Company has not received notice from Nasdaq regarding the failure of the Common Stock to satisfy any of Nasdaq’s continued listing requirements. However, as of April 11, 2003 the closing bid price of the Common Stock had been less than $1.00 for 27 consecutive trading days.

      If the Company again receives notice that the Common Stock’s closing bid price is below $1.00 for 30 consecutive trading days and that the Common Stock is therefore subject to potential delisting, the Company intends to consider all options available to it to enable it regain compliance with Nasdaq’s continued listing requirements and avoid the delisting of the Common Stock. In addition to effecting a Reverse Stock Split, these options would also include implementing open market purchases of the Common Stock under the Company’s stock repurchase program. Under this program, subject to applicable SEC rules including Rule 10b-18 which restrict the daily volume of repurchases the Company can effect to 25% of the average daily volume during the four calendar weeks preceding the week in which purchases are made, management is authorized to repurchase up to 5% of the outstanding Common Stock, or approximately 3.3 million shares based on shares outstanding as of December 31, 2002.

      The Board of Directors intends to implement the Reverse Stock Split only if it believes that this action would be necessary or desirable to comply with Nasdaq’s continued listing requirements. If the Reverse Stock Split Proposal is approved by the stockholders, the Board of Directors would have the discretion to implement the Reverse Stock Split at any time through May 15, 2004, or to effect no Reverse Stock Split at all. The Board of Directors believes that stockholder approval of the proposed amendments with different Reverse Stock Split Ratios (as opposed to approval of a single amendment with one Reverse Stock Split Ratio) at which the Reverse Stock Split may be effected provides the Board of Directors with maximum flexibility to achieve the purposes of the Reverse Stock Split. If the stockholders approve the Reverse Stock Split Proposal, the Reverse Stock Split would be effected, if at all, only upon a determination by the Board of Directors that the Reverse Stock Split (in a ratio determined by the Board of Directors from among the two Reverse Stock Split Ratios) is in the best interests of the Company and its stockholders at that time. In determining whether or not to implement the Reverse Stock Split, and the appropriate Reverse Stock Split Ratio, the Board of Directors would assess a variety of factors, including but not limited to analysis of the Company’s most recent fiscal quarter and general economic conditions, as well as the trading price of the Common Stock on the days leading up to the date of the Reverse Stock Split. There can be no assurance, however, that the market price of the Common Stock would rise in proportion to the reduction in the number of outstanding shares resulting from the Reverse Stock Split, that the market price of the post-split Common Stock can be maintained above $1.00 or that the Common Stock would not be delisted from Nasdaq for other reasons.

      In connection with any determination to effect the Reverse Stock Split, the Board of Directors would select the Reverse Stock Split Ratio that it believes results in the greatest marketability of the Common Stock based on prevailing market conditions. No further action on the part of the stockholders would be required to either effect or abandon the Reverse Stock Split. If no Reverse Stock Split is effected on or before May 15, 2004, the Board of Directors’ authority to effect the Reverse Stock Split would terminate.

      Even though a reverse stock split, by itself, does not impact a corporation’s assets or prospects, reverse stock splits can result in a decrease in the aggregate market value of a corporation’s equity capital. The Board of Directors, however, believes that under certain circumstances this risk may be offset by the prospect that the Reverse Stock Split would improve the likelihood that the Company would be able to maintain its Nasdaq listing and may, by increasing the per share price, make an investment in the Common Stock more attractive for certain investors. If the Common Stock is delisted from Nasdaq, trading of the Common Stock would thereafter have to be conducted in the non-Nasdaq over-the-counter market. In such event, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to remain below $5.00 per share, trading in the Common Stock would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. The additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market liquidity of the Common Stock and the ability of investors to trade the Common Stock.

Effect of the Reverse Stock Split

      If the stockholders approve the Reverse Stock Split Proposal and the Board of Directors decides to implement the Reverse Stock Split, the Company would amend the existing provisions of its Certificate of Incorporation relating to the Company’s authorized capital to add the following paragraph therein:

“Each [insert appropriate number depending on Reverse Stock Split Ratio selected by the Board of Directors] shares of the Company’s Common Stock issued and outstanding as of 11:59 p.m. on [insert effective date of Reverse Stock Split], the effective time of a reverse stock split (the “Split Effective Time”), shall be automatically changed and reclassified, as of the Split Effective Time and without further action, into one (1) fully paid and nonassessable share of the Company’s Common Stock with any stockholders that would hold any fractional shares as a result of such reclassification being entitled to a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last sale price of the Common Stock as reported on the Nasdaq National Stock Market (as adjusted to reflect the Reverse Stock Split) on the effective date of the reverse stock split. The payment of cash instead of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience of issuing fractional shares and does not represent separately bargained-for consideration.”

      The Reverse Stock Split would not affect any stockholder’s proportionate equity interest in the Company or the rights, preferences, privileges or priorities of any stockholder, other than as the result of adjustments which may occur due to fractional shares. The implementation of the Reverse Stock Split would not affect the total stockholders’ equity of the Company or any components of stockholders’ equity as reflected on the financial statements of the Company except (1) to change the number of the issued and outstanding shares of Common Stock, (2) to change the stated capital of the Common Stock to reflect the Reverse Stock Split and (3) as a result of any adjustments which occur due to the costs (including cash paid in lieu of fractional shares) incurred by the Company in implementing the Reverse Stock Split. In connection with the Reverse Stock Split proportionate adjustments to the per share exercise price and number of shares obtainable upon exercise of outstanding stock options would be made. Similarly, upon the effective date of the Reverse Stock Split, a proportionate adjustment to the number of Rights outstanding under the Company’s Preferred Shares

Rights Agreement (the “Rights Plan”) and the Purchase Price payable upon exercise thereof would be automatically effected pursuant to the terms of the Rights Plan.

      The following table illustrates the effect on the Common Stock of the Reverse Stock Split for the two proposed ratios:

Number of Shares of Common Stock

	Prior to	One-for-Three	One-for-Five
	Reverse	Reverse	Reverse
	Stock Split	Stock Split	Stock Split

Authorized	200,000,000	200,000,000	200,000,000
Issued and Outstanding	65,577,321	21,859,107	13,115,464
Available for Issuance	134,422,679	178,140,893	186,884,536

Exchange of Shares; No Fractional Shares

      Upon implementation of the Reverse Stock Split, depending on the Reverse Stock Split Ratio selected by the Board of Directors, every three or five shares of outstanding Common Stock would be changed and reclassified into one share of post-split Common Stock, and any fractional interests resulting from such reclassification would entitle the holder of such fractional interest to a cash payment in lieu thereof equal to the fraction to which the stockholder would otherwise be entitled multiplied by the last sale price of the Common Stock as reported on Nasdaq (as adjusted to reflect the Reverse Stock Split) on the effective date of the Reverse Stock Split. The Company believes that the aggregate number of fractional shares of Common Stock in lieu of which cash is received should not exceed one percent of the total number of shares of Common Stock issued in the Reverse Stock Split. The ownership of a fractional interest would not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein. The proposed Reverse Stock Split would become effective at the effective time specified by the Board of Directors in the resolutions adopted by it authorizing the implementation of the Reverse Stock Split. The Company would publicly announce the effective date of any Reverse Stock Split. The Company’s transfer agent, American Stock Transfer & Trust Company, would act as the Company’s exchange agent (the “Exchange Agent”) for stockholders in implementing the exchange of their certificates.

      Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where the Company is domiciled and where the funds would be deposited, sums due for fractional interests that are not timely claimed may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

      As soon as practicable after the Reverse Stock Split is effected, stockholders would be notified and instructed to surrender their certificates to the Exchange Agent in exchange for certificates representing shares of post-split Common Stock. All shares held by a stockholder would be aggregated and one new stock certificate would be issued to each stockholder. Stockholders would not receive certificates for shares of post-split Common Stock unless and until the certificates representing their shares of pre-split Common Stock are surrendered and they provide such evidence of ownership of such shares as the Company or the Exchange Agent may require. Stockholders should not forward their certificates to the Exchange Agent until they have received notice from the Company that the Reverse Stock Split has been effected. Beginning at the effective time of the Reverse Stock Split, each certificate representing shares of the Company’s pre-split Common Stock would be deemed for all corporate purposes to evidence ownership of the appropriate number of shares of post-split Common Stock.

      No service charge would be payable by stockholders in connection with the exchange of certificates, all costs of which would be borne and paid by the Company.

Stockholder Considerations

      Although the implementation of the Reverse Stock Split would not, by itself, impact the Company’s assets or prospects, the Reverse Stock Split could result in a decrease in the aggregate market value of the Company’s equity capital. The Board of Directors believes that under certain circumstances this risk may be outweighed by the benefits of the continued listing of the Common Stock on Nasdaq as well as the possibility that a higher per share price would make an investment in the Common Stock more attractive to certain investors.

      If implemented, the Reverse Stock Split would result in some stockholders who currently own 100 or more shares of Common Stock owning “odd-lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots may be somewhat higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

      As a result of the implementation of the Reverse Stock Split, there would be a reduction in the number of shares of Common Stock issued and outstanding and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the Reverse Stock Split. Such shares could be used for any proper corporate purpose including, among others, future financing transactions. The Company has no present plan to issue any of these shares.

Certain Federal Income Tax Consequences

      A summary of the federal income tax consequences of the Reverse Stock Split is set forth below. The discussion is based on present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the proposed Reverse Stock Split. Income tax consequences to the stockholders may vary from the federal tax consequences described generally below.

      The Company believes that a Reverse Stock Split would constitute a “recapitalization” under Section 368(a)(1)(E) of the Internal Revenue Code of 1986 (the “Code”). Provided that the Reverse Stock Split constitutes a recapitalization within the meaning of Section 368(a)(1)(E) of the Code, for federal income tax purposes:

•	no gain or loss would be recognized by the Company as a result of the Reverse Stock Split and, other than with respect to any cash received instead of a fractional share of Common Stock, no gain or loss would be recognized by stockholders who receive post-split shares of Common Stock in exchange for pre-split shares;

•	the aggregate federal income tax basis of the post-split shares of Common Stock received by a stockholder (except for the portion of the federal income tax basis allocated to the fractional shares for which cash is received in lieu thereof) would be the same as the aggregate federal income tax basis of the pre-split shares surrendered in exchange therefor;

•	the holding period of the shares of post-split Common Stock received by a stockholder would include the period during which the shares surrendered in exchange therefor were held, provided that such shares were held as a capital asset by the stockholder on the date of the exchange; and

•	if a stockholder receives cash in exchange for a fractional share of Common Stock, then gain or loss would be recognized by the stockholder measured by the difference between the cash received and the federal income tax basis of the fractional share of Common Stock in the hands of the shareholder, which gain or loss would be a capital gain or loss if the stockholder held the shares of Common Stock as a capital asset.

      The foregoing discussion is intended only as a summary of the material federal income tax consequences of the Reverse Stock Split. The foregoing discussion does not address the tax consequences that may be relevant to particular taxpayers in light of their personal circumstances or to taxpayers subject to special treatment under the Internal Revenue Code (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers). The foregoing discussion is not intended as tax advice to any person or entity.

      No information is provided herein with respect to the tax consequences, if any, of the Reverse Stock Split under applicable state, local, foreign or other tax laws. No ruling from the Internal Revenue Service or opinion of counsel would be obtained regarding the federal income tax consequences to the stockholders as a result of the Reverse Stock Split.

      The foregoing discussion is based upon the provisions of the Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this proxy statement. There can be no assurance that future legislative, administrative, or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

      YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Recommendation of the Board of Directors

      The Board of Directors recommends a vote FOR approval of the Reverse Stock Split Proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

      The Audit Committee of the Board of Directors of Directors has selected Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2003. This selection is being presented to the stockholders for their ratification or rejection at the 2003 Annual Meeting. Representatives of Ernst & Young LLP are expected to be present at the 2003 Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions. The Audit Committee has considered whether the provision of services by Ernst & Young LLP other than the audit of the financial statements of the Company for fiscal 2002 and the review of the financial statements for the first three quarters of fiscal 2002 is compatible with maintaining Ernst & Young LLP’s independence.

      Audit Fees. Fees for the 2002 annual audit and the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the first three quarters in 2002 were $235,000.

      Tax Service Fees. Fees for taxation related compliance and consulting services in 2002 were $162,491.

      All Other Fees. All other fees for 2002 were $129,134 for audit related services including benefit plan and statutory audits, business process and controls review and accounting standard and transaction consultations.

      Financial Information Systems Design and Implementation Fees. Ernst & Young LLP did not bill the Company for professional services rendered during fiscal 2002 for the design and implementation of financial information systems.

      The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2003. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

PROPOSALS OF STOCKHOLDERS

      Proposals of stockholders intended to be presented at the Annual Meeting of Stockholders to be held in 2004 must be received in writing by the Secretary of the Company no later than December 17, 2003 to be considered for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. In addition, if the Company receives notice of a stockholder proposal after March 21, 2004 such proposal will be considered untimely and the persons named in the proxy statement and form of proxy for the 2004 Annual Meeting of Stockholders will have discretionary authority to vote on such proposal without discussion of that matter in the proxy statement and without such proposal appearing as a separate item on the proxy card.

OTHER MATTERS

      The Board of Directors does not know of any matters to be presented at the 2003 Annual Meeting other than those set forth in the Notice. However, if any other matters do come before the 2003 Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

GLENAYRE TECHNOLOGIES, INC.

AUDIT COMMITTEE CHARTER

General Purpose

      The Audit Committee (“Committee”) shall provide assistance to the Board of Directors of the Corporation in fulfilling their responsibility to stockholders, potential stockholders and the investment community in monitoring (a) the accounting and reporting practices of the Corporation, (b) the systems of internal accounting and financial controls, (c) the Corporation’s compliance with legal and regulatory requirements related to financial reporting, (d) the qualifications and independence of the Corporation’s independent auditor, (e) the performance of the Corporation’s internal audit function and independent auditor and (f) the quality and integrity of the financial reports of the Corporation.

1.     Major Committee Responsibilities.

      1.1.     Providing an open avenue of communication between the independent auditor, Finance management, Internal Auditing, and the Board of Directors; reporting Committee actions to the Board of Directors with such recommendations as the Committee may deem appropriate.

      1.2.     Having sole authority to appoint, approve the compensation of, evaluate and provide oversight of the independent auditor, subject only to stockholder ratification of the appointment.

      1.3.     Pre-approving, by the Committee’s defined process, all audit and non-audit services provided by the independent auditor, confirming annually the independence of the independent auditor, reviewing quarterly the independent auditor’s non-audit services and related fees, and not engaging the independent auditors to perform specific non-audit services proscribed by law or regulation.

      1.4.     Reviewing and approving the appointment or change in the Internal Auditor. The Internal Auditor means that person functioning in the most senior Internal Audit capacity.

      1.5.     Inquiring of Finance management, the Internal Auditor and the independent auditor about significant risks or exposures to the Corporation and assessing the steps management has taken to minimize and manage such risks or exposures to the Corporation.

      1.6.     Reviewing with the Internal Auditor, the independent auditor and Finance management the audit scope and plan, and coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts, the effective use of audit resources, and the use of independent public accountants other than the appointed independent auditor of the Corporation.

      1.7.     Considering and reviewing with the independent auditor and the Internal Auditor at least annually:

1.7.1 The adequacy of the Corporation’s internal controls including computerized information system controls and security.

1.7.2 Any related significant findings and recommendations of the independent auditor and internal audit together with management’s responses thereto.

      1.8.     Reviewing with Finance management and the independent auditor at the completion of the annual audit:

1.8.1 The Corporation’s annual financial statements and related footnotes.

1.8.2 The independent auditor’s audit of the financial statements and its report thereon.

1.8.3 Any significant changes required in the independent auditor’s audit plan.

1.8.4 Any difficulties or disputes with management encountered during the course of the audit.

1.8.5 Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

      1.9.     Considering and reviewing with Finance management and the Internal Auditor:

1.9.1 Significant findings during the year and management’s responses thereto.

1.9.2 Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

1.9.3 Any changes required in planned scope of their audit plan.

      1.10.     Overseeing the financial reporting process and reviewing the periodic reports of the Corporation with Finance management, the Internal Auditor and the independent auditor prior to filing of the reports with the Securities and Exchange Committee (“SEC”).

      1.11.     Establishing procedures for the receipt, retention and treatment of comments and complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters and the anonymous submission by employees regarding questionable accounting matters.

      1.12.     Participation by the Committee Chair in a meeting (in person or telephonic) among Finance management and the independent auditor prior to earnings release.

      1.13.     Reviewing legal and regulatory matters that may have a material impact on the Corporation’s financial statements.

      1.14.     In connection with each periodic report of the Corporation, reviewing:

1.14.1 Management’s disclosure to the Committee under Section 302 of the Sarbanes-Oxley Act.

1.14.2 The contents of the Chief Executive Officer and the Chief Financial Officer certificates to be filed under Sections 302 and 906 of the Act.

      1.15.     Providing a report in the annual proxy that includes the Committee’s review and discussion of matters with management and the independent auditor.

      1.16.     Reviewing with Finance management any significant changes to Generally Accepted Accounting Principles (“GAAP”) and/or other applicable financial policies and standards.

      1.17.     Reviewing with Finance management and the independent auditor at least annually the Corporation’s critical accounting policies and practices, and all alternative treatments of financial information within GAAP that have been discussed with management.

      1.18.     At least annually, obtaining and reviewing a report by the independent auditor describing:

1.18.1 The independent auditor’s internal quality control procedures.

1.18.2 Any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

1.18.3 All relationships between the independent auditor and the Corporation in order to assess the auditing firm’s independence.

      1.19.     Meeting with the independent auditor in executive session to discuss any matters that the Committee or the independent auditor believes should be discussed privately with the Committee.

      1.20.     Meeting with the Internal Auditor in executive session to discuss any matters that the Committee or the Internal Auditor believes should be discussed privately with the Committee.

      1.21.     Meeting with Finance management in executive sessions to discuss any matters that the Committee or Finance management believes should be discussed privately with the Committee.

      1.22.     Conducting or authorizing investigations into any matters within the Committee’s scope of responsibilities and in connection therewith, having full access to all books, records, facilities, and personnel of the Corporation, and retaining independent counsel, accountants or others to assist it in the conduct of any investigation.

      1.25.     Performing such other functions as assigned by law, the Corporation’s Certificate of Incorporation or bylaws, or reasonably required by the Board of Directors.

      1.26.     Reviewing the adequacy of this Charter and recommending any changes to the Board of Directors for approval.

2.     Committee Composition.

      2.1.     Size of Committee. The Committee shall be composed of at least three Directors.

      2.2.     Proportion of Independent Directors. All members of the Committee will be independent.

      2.3.     Definition of Independence. The definition of “independence” for members of the Committee shall be the same as the definition of “independence” for Directors as contained in the Board of Directors Charter, provided that in addition to such requirements, for a Committee member to be “independent,” (a) neither the Committee member nor any member of his “Family” (as defined in Board of Directors Charter) shall have, during the last five years, received payments (including political contributions) from the Corporation or its affiliates except compensation for Board service (including service on Board Committees) and (b) the Committee member shall not own or control 20% or more of the Corporation’s voting securities or such lower standard as may be established by the SEC.

      2.4.     Term Limits. Committee members will serve for a term of one year or the unexpired portion of the term of the Committee member who resigned or was removed if that unexpired portion is less than one year. Committee membership will be reviewed and assigned based on the results of the annual Committee and Director evaluations. There is no limit on the number of terms that a Director may serve as a member of the Committee.

3.     Selection of Committee Members.

      3.1.     Selection Criteria. In addition to the qualifications required of all Directors, the Committee collectively should have experience with or knowledge of accounting, auditing, business, and SEC requirements. At least one member will be a “financial expert” as defined by applicable SEC rules.

      3.2.     Commitment. Committee members must be able to commit the requisite time for preparation and attendance at regularly scheduled Committee meetings, as well as be able to devote time and attention to other matters deemed necessary for good corporate governance. Each Committee member is expected to become familiar with the Committee’s responsibilities. Accordingly, each member should have: (a) knowledge of the primary industries in which the Corporation operates; (b) the ability to read and understand fundamental financial statements, including the balance sheet, income statement, statements of cash flow and key performance indicators; and (c) the ability to understand key business and financial risks and related controls and control processes.

      3.3.     Independence. The independence (as defined in Section 2.3) of each individual considered for membership on the Committee shall be taken into account in order to satisfy Section 2.2.

      3.4.     Appointment; Removal. All members of the Committee shall be appointed by the Board of Directors. The Committee Chair will be appointed by the Board of Directors. Any Committee member may be removed by action of the Board of Directors at any time for any reason.

      3.5.     Resignations. Any member of the Committee may resign as a Committee member at any time. It is expected that the resigning member will resign in writing and will give appropriate notice to the Committee Chair of his or her intention to resign.

4.     Compensation.

      4.1.     Compensation. The compensation for service on the Committee shall be determined by the Board of Directors.

      4.2.     Expense Reimbursement. Committee members will be reimbursed for all reasonable expenses incurred while attending Committee meetings, training of the Committee or otherwise at the request of the Board of Directors.

5.     Committee Meeting Procedures.

      5.1.     Frequency and Length of Meetings. The Committee will meet at least once each quarter. The length of the meetings will be determined by the agenda.

      5.2.     Setting Agendas. The Committee Chair will establish the agenda for each Committee meeting. Any Committee member may suggest the addition of other items on the agenda.

      5.3.     Attendance Expectations. All Committee members are expected to attend all the meetings of the Committee.

      5.4.     Advanced Distribution of Committee Materials. Information that is important to the Committee’s understanding of the specific matters to be discussed at the Committee meeting should be distributed by the Committee Chair or management in writing to the Committee at least 48 hours the Committee meeting. This material should be concise, well-organized and supported by any background data necessary to place the information in context. Presentations on specific subjects to the Committee should be sent to Committee members in writing in advance so that Committee meeting time may be conserved and discussion time may be focused on questions that the Committee has about the material. For highly sensitive matters, the content may be discussed at the meeting without any prior written materials.

      5.5.     Attendance by Non-Members. The Committee may, from time to time, invite other members of the Board of Directors, senior management or other employees of the Corporation into Committee meetings to provide additional insight into the matters being discussed because of personal involvement in or knowledge about these matters.

      5.6.     Quorum. At all Committee meetings, a majority of the total number of the Committee’s members shall constitute a quorum for the transaction of business.

      5.7.     Minutes. The Committee Chair will designate someone to record the minutes of each Committee meeting. All minutes shall be filed with the Corporation’s records and maintained in the same manner as the minutes of the meetings of the Board of Directors.

6.     Committee Action Without a Meeting.

      6.1.     Written Consent. The Committee may take any action by unanimous written consent that the Committee might take at a meeting.

      6.2.     Filing of Written Consent. Any written consent of the Committee pursuant to Section 6.1 shall be filed with the Corporation’s records and maintained in the same manner as the minutes of the meetings of the Board of Directors.

7.     Committee Performance.

      7.1.     Assessment of Committee Effectiveness. The Governance and Nominating Committee will provide an annual assessment to the Board of Directors of each Committee’s performance.

8.     Committee Relationships.

      8.1.     Interaction with Management. The Committee will have complete access to the Corporation’s management to discuss matters or requests information relating to the Committee’s responsibilities.

      8.2.     Access to Independent Auditors and Outside Legal Counsel. The Committee will have full access to the designated outside counsel, outside auditors or to any other consultants deemed beneficial by the Committee.

9.     Leadership Development.

      9.1     Committee Development. In addition to training received as a member of the Board of Directors, selected members of the Committee may receive targeted training. The Chair of the Board of Directors will approve all training.

10.     Amendments to Charter.

      10.1.     Amendments. This Charter may be amended or repealed by action of the Board of Directors at any time.

PROXY SOLICITED BY AND ON BEHALF OF
THE BOARD OF DIRECTORS OF GLENAYRE TECHNOLOGIES, INC.

     The undersigned hereby appoints Clarke H. Bailey and Eric L. Doggett and each of them, as Proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of Common Stock of Glenayre Technologies, Inc. held by the undersigned on March 21, 2003 at the 2003 Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 11695 Medlock Bridge Road, Duluth, Georgia 30097 on May 20, 2003 at 11:00 a.m., local time, and at any adjournment(s) thereof.

     This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. IF NO DIRECTION IS MADE WITH RESPECT TO ANY PROPOSAL, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES AND “FOR” PROPOSALS 2, 3, 4, 5, 6 AND 7.

     Receipt of the Notice of the 2003 Annual Meeting and accompanying Proxy Statement is hereby acknowledged.

(To Be Signed on Reverse Side)

1.	Election of Directors.

FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)

WITHHOLD AUTHORITY to vote for all nominees listed below

To withhold authority for any individual nominee strike a line through the nominee’s name:

Clarke H. Bailey	Donald S. Bates	Peter W. Gilson

2.	Proposal to Approve An Amendment to the Company’s Employee Stock Purchase Plan to Increase the Number of Shares of Common Stock Authorized From 2,006,250 to 2,756,250.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to Approve An Amendment to the Company’s 1996 Incentive Stock Plan to Increase the Number of Shares of Common Stock Authorized From 7,650,000 to 9,650,000.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to Approve An Amendment to the Company’s 1996 Incentive Stock Plan to Provide For Formula Grants of Restricted Stock Units to Non-officer Directors On an Annual Basis.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to Authorize the Board of Directors In Its Discretion to Amend the Company’s Certificate of Incorporation to Effect a Reverse Stock Split of the Company’s Common Stock At A Ratio, to Be Selected By the Board of Directors In Its Discretion, of One-For-Three or One-For-Five.

☐ FOR	☐ AGAINST	☐ ABSTAIN

6.	Proposal to Approve the Appointment of Ernst & Young LLP As Independent Auditors of the Company.

☐ FOR	☐ AGAINST	☐ ABSTAIN

7.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the 2003 Annual Meeting and any adjournment(s) thereof.

Dated:                 , 2003

(Signature of Stockholder)

(Signature of Joint Stockholder, if any)

IMPORTANT: Please date this proxy and sign exactly as your name appears hereon. If stock is held jointly, both holders should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give full title. Please check box if you intend to be present at the meeting:

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.